Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-233663
(To Prospectus dated December 16, 2019,
Prospectus Supplement dated December 16, 2019 and
Product Supplement EQUITY ARN-1 dated April 29, 2020)

520,730 Units $10 principal amount per unit CUSIP No. 13607V200	Pricing Date Settlement Date Maturity Date	October 14, 2020 October 21, 2020 December 31, 2021

Accelerated Return Notes® Linked to a Basket of Three ETFs

▪                  Maturity of approximately 14 months

▪                  3-to-1 upside exposure to increases in the Basket, subject to a capped return of 36.00%

▪                  1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk

▪                  The approximately equally weighted Basket is comprised of the VanEck Vectors® Gold Miners ETF, the Energy Select Sector SPDR® Fund and the iShares® Silver Trust (each, a “Basket Component”).

▪                  All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

▪                  No periodic interest payments

▪                  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

▪                  Limited secondary market liquidity, with no exchange listing

▪                  The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and on page PS-6 of product supplement EQUITY ARN-1.

The initial estimated value of the notes as of the pricing date is $9.608 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.000	$ 5,207,300.00
Underwriting discount	$ 0.175	$ 91,127.75
Proceeds, before expenses, to CIBC	$ 9.825	$ 5,116,172.25

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

October 14, 2020

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Summary

The Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three ETFs described below (the “Basket”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the VanEck Vectors® Gold Miners ETF (the “GDX”), the Energy Select Sector SPDR® Fund (the “XLE”) and the iShares® Silver Trust (the “SLV”) (each, a “Basket Component”). Each Basket Component was given an approximately equal weight on the pricing date.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our pricing models, and was based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-17.

Terms of the Notes		Redemption Amount Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:

An approximately equally weighted basket comprised of the VanEck Vectors® Gold Miners ETF (Bloomberg symbol: “GDX”), the Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”), and the iShares® Silver Trust (Bloomberg symbol: “SLV”).

Starting Value:	100.00
Ending Value:

The average value of the Market Measure on each calculation day during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-9 and “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-31 of product supplement EQUITY ARN-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-32 of product supplement EQUITY ARN-1.

Participation Rate:	300%
Capped Value:	$13.60 per unit, which represents a return of 36.00% over the principal amount.
Maturity Valuation Period: Price Multiplier:

December 21, 2021, December 22, 2021, December 23, 2021, December 27, 2021, and December 28, 2021

1, for each Basket Component, subject to adjustment for certain corporate events relating to the Basket Components, as described beginning on page PS-26 of product supplement EQUITY ARN-1.

Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-17.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

The terms and risks of the notes are contained in this term sheet and in the following:

▪                  Product supplement EQUITY ARN-1 dated April 29, 2020:
https://www.sec.gov/Archives/edgar/data/1045520/000110465920053580/a20-16501_38424b5.htm

▪                  Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

▪                  Prospectus dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪                  You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪                  You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.

▪                  You accept that the return on the notes will be capped.

▪                  You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪                  You are willing to forgo dividends or other benefits of owning shares of the Basket Components or the assets held by the Basket Components.

▪                  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪                  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪                  You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪                  You seek principal repayment or preservation of capital.

▪                  You seek an uncapped return on your investment.

▪                  You seek interest payments or other current income on your investment.

▪                  You want to receive dividends or other distributions paid on shares of the Basket Components or the assets held by the Basket Components.

▪                  You seek an investment for which there will be a liquid secondary market.

▪                  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Hypothetical Payout Profile and Examples of Payments at Maturity

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $13.60 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, the Capped Value of $13.60 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. All payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
112.00	12.00%	$13.60(2)	36.00%
120.00	20.00%	$13.60	36.00%
150.00	50.00%	$13.60	36.00%
200.00	100.00%	$13.60	36.00%

(1)                     The Starting Value was set to 100.00 on the pricing date.

(2)                     The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Redemption Amount Calculation Examples

Example 1

The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
$5.00 Redemption Amount per unit

Example 2

The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit
Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.60 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY ARN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪                  Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪                  Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components or the assets held by the Basket Components.

▪                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪      Our initial estimated value of the notes is lower than the public offering price of the notes. The public offering price of the notes exceeds our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-17, are included in the public offering price of the notes.

▪      Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪      Our initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate that was used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the pricing date, and could have an adverse effect on any secondary market prices of the notes.

▪                  A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪      Our business, hedging, and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Basket Components or the assets held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪      Changes in the price of one of the Basket Components may be offset by changes in the prices of the other Basket Components.

▪      The sponsor or investment advisor of a Basket Component may adjust the relevant Basket Component in a way that could adversely affect the price of that Basket Component and consequently, the return on the notes, and has no obligation to consider your interests.

▪      As a noteholder, you will have no rights to receive shares of any Basket Component or any of its underlying assets , and you will not be entitled to receive securities, dividends or other distributions by a Basket Component or the issuers of the securities represented by that Basket Component.

▪                  While we, MLPF&S, BofAS or our respective affiliates may from time to time own the Basket Components or the securities held by the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in a Basket Component, and have not verified any disclosure made by any other company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

▪                  The GDX holds the stocks of foreign companies. Therefore, your return on the notes may be affected by factors affecting the international securities markets, including emerging markets. In addition, exchange rate movements may adversely impact the value of notes.

▪                  There are liquidity and management risks associated with the Basket Components.

▪                  The performance of a Basket Component may not correlate with the performance of its underlying index or its underlying asset as well as the net asset value per share of the Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of the Basket Component and/or assets held by the Basket Component may be adversely affected, sometimes materially.

▪                  Risks associated with the underlying index or the assets held by a Basket Component will affect the share price of the Basket Component and hence, the value of the notes.

▪                  The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component. See “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-26 of product supplement EQUITY ARN-1.

▪                  There may be potential conflicts of interest involving the calculation agent, which is BofAS.  We have the right to appoint and remove the calculation agent.

▪                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of product supplement EQUITY ARN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The notes are subject to risks associated with the energy sector.

Most or all of the securities held by the XLE are issued by companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: oil, gas and consumable fuels; and energy equipment and services. The XLE may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to a more broadly diversified group of issuers. All of these factors could have an adverse effect on the price of the XLE and, therefore, on the return on the notes.

A limited number of securities may affect the price of the GDX, and its underlying index is not necessarily representative of the gold and silver mining industry.

As of October 14, 2020, the top two securities held by the GDX constituted 22.70% of the net assets of the GDX and the top six securities held by the GDX constituted 32.46% of the net assets of the GDX. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the GDX and the value of the notes.

While the securities included in its underlying index are common stocks, American Depositary Receipts (“ADRs”) or global depositary receipts (“GDRs”) of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in its underlying index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in its underlying index (and, accordingly, the securities held by the GDX) decline in value, the GDX will decline in value even if security prices in the gold and silver mining industry generally increase in value.

The notes will be subject to small-capitalization or mid-capitalization companies risk.

The GDX may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the GDX’s share price may be more volatile than an investment in stocks issued by large-capitalization companies.  Stock prices of small-

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the GDX to buy and sell them.  In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These factors could adversely affect the price of the GDX during the term of the notes, which may adversely affect the value of your notes.

NYSE Arca, Inc. (“NYSE Arca”), the sponsor and compiler of the NYSE Arca Gold Miners Index (the “GDM”), retains significant control and discretionary decision-making over the GDM and is responsible for decisions regarding the interpretation of and amendments to the rules of the GDM, which may have an adverse effect on the price of the GDX, the market value of the notes and the amount payable on the notes.

NYSE Arca is the compiler of the GDM and, as such, is responsible for the day-to-day management of the GDM and for decisions regarding the interpretation of the rules governing the GDM. NYSE Arca has the discretion to make operational adjustments to the GDM and to the components of the GDM, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the GDM. In addition, NYSE Arca retains the power to supplement, amend in whole or in part, revise or withdraw the rules of the GDM at any time, any of which may lead to changes in the way the GDM is compiled or calculated or adversely affect the GDM in another way. Any of these adjustments to the GDM or the rules or the GDM may adversely affect the composition of the GDM, the price of the GDX, the market value of the notes and the amount payable on the notes. The index sponsor of the GDM has no obligation to take the needs of any buyer, seller or holder of the notes into consideration at any time.

The performance of the GDX and the SLV may be adversely influenced by gold and silver prices, which may change unpredictably and adversely affect the value of the notes in unforeseeable ways.

Most or all of the securities held by the GDX are issued by companies in the gold and silver mining industry, and the SLV primarily holds silver. Although there is no direct correlation between the price of the GDX, on the one hand, and gold and silver prices, on the other hand, and the price of the SLV is not necessarily representative of silver price, the prices of the GDX and the SLV may be adversely affected by gold prices and silver prices. Those prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the GDX and the SLV. In addition, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting gold and silver prices than a different investment linked to a more broadly diversified group of commodities. All of these factors could adversely affect the price of the GDX and the SLV and, therefore, the return on the notes.

There are risks associated with commodities trading on the London Bullion Market Association.

The investment objective of the SLV is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price. All of these factors could adversely affect the price the SLV and, therefore, the return on the notes.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-30 of product supplement EQUITY ARN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
VanEck Vectors® Gold Miners ETF	GDX	33.34%	40.96	0.81396484	33.34
Energy Select Sector SPDR® Fund	XLE	33.33%	30.52	1.09207077	33.33
iShares® Silver Trust	SLV	33.33%	22.54	1.47870453	33.33
				Starting Value	100.00

(1)         These were the Closing Market Price of the Basket Components on the pricing date.

(2)         Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

On each calculation day during the Maturity Valuation Period, the calculation agent will calculate the value of the Basket on such day by summing the products of (a) the Closing Market Price and the Price Multiplier for each Basket Component on such day and (b) the Component Ratio for such Basket Component.  The Ending Value of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” on page PS-32 of product supplement EQUITY ARN-1.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2010 through October 14, 2020.  The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components as of December 31, 2009, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components and their respective underlying index, including, without limitation, their make-up, method of their calculation, and changes in their components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by, each of Van Eck Associates Corporation (“VanEck”), with respect to the GDX, SSGA Funds Management, Inc. (“SSGA”), with respect to the XLE and iShares® Delaware Trust Sponsor LLC (“iShares Delaware”), a subsidiary of BlackRock, Inc., with respect to the SLV.  The consequences of any discontinuance of a Basket Component or its respective underlying index are discussed in the section entitled “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-29 of product supplement EQUITY ARN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of any Basket Component, any underlying index, or any successor fund or index.

The VanEck Vectors® Gold Miners ETF

The VanEck Vectors® Gold Miners ETF (the “GDX”) is an investment portfolio maintained and managed by VanEck VectorsTM ETF Trust (the “VanEck Vectors Trust”).  Van Eck Associates Corporation (“Van Eck”) is the investment adviser to the GDX.  The GDX is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

Information provided to or filed with the SEC by the VanEck Vectors Trust pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”) can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the GDM.  The GDM, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and ADRs of publicly traded companies involved primarily in mining for gold and silver.

The GDX normally invests at least 80% of its total assets in common stocks and ADRs of companies involved in the gold and silver mining industry.  The GDX’s 80% investment policy is non-fundamental and requires 60 days’ prior written notice to shareholders before it can be changed.  The GDX, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the GDM by investing in a portfolio of securities that generally replicates the GDM.  The returns of the GDX may be affected by certain management fees and other expenses, which are detailed in its prospectus.  Van Eck expects that, over time, the correlation between the GDX’s performance and that of the GDM before fees and expenses will be 95% or better.  A figure of 100% would indicate perfect correlation.

The GDX may choose to concentrate its investments in a particular industry or group of industries to the extent that the GDM concentrates in an industry or group of industries.

Correlation

The GDM is a theoretical financial calculation, while the GDX is an actual investment portfolio.  The performance of the GDX and the GDM will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances.  A figure of 100% would indicate perfect correlation.  Any correlation of less than 100% is called “tracking error.”  The GDX, using a “passive” or indexing investment approach, can be expected to have a greater tracking error than a Fund using a replication indexing strategy.

Description of the NYSE Arca Gold Miners Index

The GDM was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca.  The GDM is reported by Bloomberg under the ticker symbol “GDM.”  The index benchmark was 500.00 at the close of trading on December 20, 2002.

Objectives and Guiding Principles Underlying the GDM

The GDM is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The GDM includes common stocks, ADRs or GDRs of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors.  Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the index).  Also, the index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the index weight at each rebalance. Only companies with market capitalization greater than $750 million that have a daily average trading volume of at least 50,000 shares and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the GDM. Starting in December 2013, for companies already included in the index, the market capitalization requirement at each rebalance will be $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Index Calculation

The GDM is calculated on a price return basis using a modified market capitalization weighting methodology divided by a divisor.  The divisor was determined on the initial capitalization base of the index at the base level and may be adjusted as a result of corporate actions and composition changes.  The GDM is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the GDM:

i.             the weight of any single component security may not account for more than 20% of the total value of the GDM;

ii.          the component securities are split into two subgroups-large and small, which are ranked by market capitalization weight in the GDX.  Large stocks are defined as having an index weight greater than or equal to 5%.  Small stocks are defined as having an index weight below 5%; and

iii.       the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the GDM may not account for more than 45% of the total GDM value.

The GDM is reviewed quarterly so that the GDM components continue to represent the universe of companies involved in the gold and silver mining industry.  The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the GDM.  Changes to the GDM compositions and/or the component share weights in the GDM typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the component stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1:  If any component stock exceeds 20% of the total value of the GDM, then all stocks greater than 20% of the GDM are reduced to represent 20% of the value of the GDM.  The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value.  After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2:  The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1).  The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 45% of the GDM.  If any component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will reduced proportionately.  The weight of each of the small components will be scaled up proportionately from the redistribution of the large components.  If any component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down.  The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The GDM is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements.  Components will be removed from the GDM during the quarterly review if either (1) the market capitalization falls below $450 million or (2) the traded average daily shares for the previous three months is less than 30,000 shares and the average daily traded value for the previous three months is less than $600,000.  In conjunction with the quarterly review, the share weights used in the calculation of the GDM are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above.  The index components and their share weights are determined and announced prior to taking effect.  The share weight of each component stock in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events.  The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews.  However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition.  The NYSE Arca may substitute stocks or change the number of stocks included in the GDM, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations.  In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component stock of the GDM; the index divisor may be adjusted to ensure that there are no changes to the index price as a result of non-market forces.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

The following graph shows the daily historical performance of the GDX on its primary exchange in the period from January 1, 2010 through October 14, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the GDX was $40.96. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of the GDX

This historical data on the GDX is not necessarily indicative of the future performance of the GDX or what the value of the notes may be. Any historical upward or downward trend in the price of the GDX during any period set forth above is not an indication that the price of the GDX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the GDX.

The Energy Select Sector SPDR® Fund

The XLE is an investment portfolio managed by SSGA. The XLE is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector SPDR® Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLE. Each Select Sector SPDR® Fund is an Index Fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based, together, comprise all of the companies in the SPX.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the Energy Select Sector Index (“the “IXE”). The IXE measures the performance of the energy sector of the U.S. equity market. The IXE includes companies in the following sub-sectors: oil, gas and consumable fuels; and energy equipment and services. The returns of the XLE may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLE pursues the indexing strategy of “replication” in attempting to approximate the performance of IXE. The XLE will generally invest in all of the equity securities included in the IXE. There may, however, be instances where SSGA may choose to overweight another stock in the IXE, purchase securities not included in the IXE that SSGA believes are appropriate to substitute for a security included in the IXE or utilize various combinations of other available investment techniques in seeking to track accurately the IXE. The XLE will normally invest at least 95% of its total assets in common stocks that comprise the IXE. The XLE may invest its remaining assets in money market instruments (including repurchase agreements and money market funds), convertible securities, structured

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

notes and in options and futures contracts. Options and futures contracts (and convertible securities and structured notes) may be used by the XLE in seeking performance that corresponds to the IXE and managing cash flows. SSGA anticipates that, under normal circumstances, it may take approximately five business days for additions and deletions to the SPX to be reflected in the portfolio composition of the XLE. The Board of Trustees of the Select Sector SPDR® Trust may change the XLE’s investment strategy and other policies without shareholder approval.

Correlation

The IXE is a theoretical financial calculation, while the XLE is an actual investment portfolio. The performance of the XLE and the IXE will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLE, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

Description of the Energy Select Sector Index

The IXE is a modified market capitalization-based index intended to track the movements of companies that are components of the SPX and are involved in the development or production of energy products. Energy companies in the IXE develop and produce crude oil and natural gas and provide drilling and other energy related services. The IXE, which serves as the benchmark for the XLE, was established with a base value of 250.00 on June 30, 1998.

The IXE is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the SPX. Each stock in the SPX is allocated to only one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. As of the close of business on September 21, 2018, the index sponsor and MSCI, Inc. updated the Global Industry Classification Sector (“GICS”) structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment subindustry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment subindustry (which includes companies previously classified in the Home Entertainment Software subindustry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a subindustry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The index sponsor calculates the IXE by reference to the prices of the constituent stocks of the IXE without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the IXE constituent stocks and received the dividends paid on those stocks.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

■      Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.

■      The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.

■      Each constituent stock of the SPX is assigned to a Select Sector Index based on its GICS sector. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.

■      Each Select Sector Index is calculated by the index sponsor using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

■      For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

(i)                   If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

(ii)                All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.

(iii)             After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

(iv)             The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

(v)                If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

(vi)             This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.

(vii)          Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

(viii)       If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

At times, Component Stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization. Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The following graph shows the daily historical performance of the XLE on its primary exchange in the period from January 1, 2010 through October 14, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the XLE was $30.52. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of the XLE

This historical data on the XLE is not necessarily indicative of the future performance of the XLE or what the value of the notes may be. Any historical upward or downward trend in the price of the XLE during any period set forth above is not an indication that the price of the XLE is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLE.

The iShares® Silver Trust

The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.

The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.

Information provided to or filed with the SEC by the SLV pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-239613 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

The following graph shows the daily historical performance of the SLV on its primary exchange in the period from January 1, 2010 through October 14, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SLV was $22.54. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of the SLV

This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the notes may be. Any historical upward or downward trend in the price of the SLV during any period set forth above is not an indication that the price of the SLV is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the SLV.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-19 of product supplement EQUITY ARN-1.

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times:  (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”).  A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis.  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY ARN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion in the product supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.  Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement EQUITY ARN-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternative treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to a Basket of Three ETFs, due December 31, 2021

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to CIBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of CIBC in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of CIBC, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to CIBC’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this term sheet and the accompanying product supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of CIBC, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to CIBC’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Accelerated Return Notes®	TS-19